Exhibit 5.1

8 November 2018

Taiwan Liposome Company, Ltd.

11F-1, No. 3, Yuanqu Street

Nangang District

Taipei, Taiwan 11503

Dear Sirs:

We act as special Republic of China (the “ROC”) counsel for Taiwan Liposome Company, Ltd. (the “Company”), a company limited by shares incorporated under the ROC laws, in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”), and the contemplated issuance of American Depositary Shares (the “ADSs”), each representing two (2) common shares, par value NT$10 per share (the “Common Shares”), of the Company. The ADSs to be issued by the Company are being registered pursuant to a Registration Statement on Form F-1 (Registration Number: No.333-223090) filed by the Company with the Securities and Exchange Commission on 16 February 2018 and the date hereof, pursuant to the Act (the “Registration Statement”).

1.	Documents examined

For the purposes of this opinion, we have examined the following documents:

(a).	The Articles of Incorporation dated June 26, 2018;

(b).

The company registration information available at the website at https://gcis.nat.gov.tw/pub/cmpy/cmpyInfoListAction.doSite, searched on November 8, 2018 (“Company Search”) and the court judgement and decision information available on the website at http://jirs.judicial.gov.tw/FJUD/, searched on November 8, 2018 (“Litigation Search”) (Company Search and Litigation Search collectively referred to as “Searches”);

(c).	A copy of the approval letters from the Central Bank of the Republic of China (Taiwan) dated December 15, 2017 and July 13, 2018;

(d).

A copy of each of the approval letters from the Financial Supervisory Commission of the Republic of China dated January 5, 2018, dated March 9, 2018, dated April 13, 2018, and dated August 8, 2018; and

(e).	Copies of:

(i)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated December 7, 2017;

(ii)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated January 19, 2018;

(iii)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated March 6, 2018;

(iv)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated March 20, 2018;

(v)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated April 10, 2018;

(vi)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated May 11, 2018;

(vii)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated June 29, 2018;

(viii)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated July 20, 2018;

(ix)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated August 1, 2018;

(x)	the meeting minutes of a meeting of the Board of Directors of the Company setting out the resolutions adopted at such meeting dated October 31, 2018;

(xi)	the meeting minutes of a meeting of the Shareholders of the Company setting out the resolutions adopted at such meeting dated October 31, 2017; and

(xii)	the meeting minutes of a meeting of the Shareholders of the Company setting out the resolutions adopted at such meeting dated June 26, 2018.

The documents listed in Section 1 paragraphs (e) (i) to (xi) are collectively referred to in this opinion as the “Resolutions.” The documents listed in Section 1, paragraphs (a) to (e) above inclusive are collectively referred to in this opinion as the “Documents”.

2.	Assumptions

In rendering this opinion, we have relied, without independent verification, upon the following assumptions:

(a)

The authenticity and completeness of all Documents submitted to us as originals and the conformity with the originals of any copy or certified copy documents submitted to us, the genuineness and authenticity of all initials, signatures, stamps, chops and other seals thereon (whether certified, photocopied, faxed or printed copies) and that the Documents submitted to us are in full force and effect unless otherwise specified in this opinion letter.

(b)

Where a Document has been examined by us in draft form, it has been executed in the form of that draft. Where a Document has not been executed on or before the date hereof, it will be executed in the form of that draft or specimen as has been examined by us.

(c)

Each of the Documents which is dated or certified as being true, complete and up-to-date earlier than the date hereof remains accurate and complete and is in full force and effect unless otherwise specified in this opinion letter.

(d)

There has not been any amendment, modification or variation to the Documents, and to the extent that there is any such amendment or modification to, or variation of, any Documents executed or transaction effected which is ancillary or collateral thereto, we express no opinion on such amendment, modification or variation.

(e)

The Resolutions were duly adopted at duly convened meetings of the shareholders and the Board of Directors and such meetings were held and conducted in accordance with the Articles of Incorporation, the meeting rules and applicable ROC laws for such meetings of the Company.

(f)

All matters which ought to have been registered with and/or at the Ministry of Economic Affairs, Executive Yuan, ROC and all other relevant ROC authorities as at the respective times and dates of the Searches have been duly registered in respect of the Company and appear on the Searches conducted by us in respect of the Company and the information described on the Searches has not been wrongly recorded or altered and the Searches did not fail to disclose any material information which had been delivered for filing but did not appear on the public files or was not disclosed at the respective times or dates of the Searches and that the information contained in all such Searches conducted by us from the date and time of the relevant Searches until the date and time of this opinion continue to be accurate. The Searches may only reveal whether the Company has been dissolved and registered such dissolution with the Ministry of Economic Affairs, and is not capable of revealing any pending application to the court for liquidating the Company.

3.	Qualifications

In addition to the assumptions set forth in Section 2 above, the opinion is subject to the following qualifications:

(a)

We are the ROC qualified lawyers and express no opinion as to any laws other than the laws in force and as interpreted at the date of this opinion. “ROC laws” in the opinions expressed herein are limited to all laws, regulations, statutes, rules, decrees, notices and ROC court’s judicial interpretations effective and available to the public of ROC in force as at 8 a.m. on the date of this opinion letter and as limited by the assumptions and qualifications in Section 2 and Section 3 above. We have made no investigation of the laws of any other jurisdiction, and we do not express or imply any opinion with regard to such laws. It is assumed that no foreign law will affect the opinions stated herein but that, insofar as any foreign laws may be relevant, such laws have been complied with.

(b)	As to matters of fact material to this opinion, we have made due inquiries with and relied on the statements of officers and other representatives of the Company, public officials or others.

Subject to the foregoing assumptions set forth in Section 2 and qualifications set forth in Section 3, we are of the opinion that:

(a)	The Company has been duly incorporated and is validly existing as a company limited by shares under the ROC laws.

(b)

The Common Shares underlying the ADSs have been duly authorized, and will be legally issued and fully paid upon issuance by the Company and receipt of the purchase price in full by the Company and the registered shareholders of such Common Shares will not be liable, solely because of the shareholders’ status, for additional assessments or calls on the Common Shares by the Company or its creditors.

(c)

Subject to the conditions and qualifications described in the Registration Statement, the section of the prospectus included in the Registration Statement entitled “ROC Taxation”, insofar as it relates to the ROC tax regulations currently applicable to the non-ROC holders described therein, fairly reflects the material ROC tax consequences of owning ADSs in material respects.

Subject to the qualifications hereof, we hereby consent to the use of this opinion as an Exhibit to the Registration Statement for the purpose of the public filing of the Registration Statement and to the appropriate reference to our name under the headings “Risk Factors”, “Legal Matters”, and “Service of Process and Enforcement of Liabilities” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of person whose consent is required under Section 7 of the Act or the regulations promulgated thereunder.

Except for the purposes stated above, this opinion shall not be used, circulated, quoted, published or otherwise referred to or disseminated for any other purpose or relied upon by any person or entity other than the person to whom it is addressed.

Very truly yours,

/s/ K&L Gates

K&L Gates

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